Exhibit 99.1

Harmonic Inc. Announces Exchange of Convertible Notes

SAN JOSE, Calif. – May 29, 2020 – Harmonic Inc. (“Harmonic”) (NASDAQ:HLIT) today announced that it has entered into separate privately negotiated transactions to exchange approximately $36.8 million in aggregate principal amount of its 4.00% Convertible Senior Notes due 2020 (the “Existing Notes”) for approximately $36.8 million in aggregate principal amount of 4.375% Convertible Senior Notes due 2022 (the “Exchange Notes” and such transactions, the “Exchange”). The Exchange Notes will be issued pursuant to an Indenture, to be dated the date of closing of the Exchange (the “Indenture”), between the Company and U.S. Bank National Association (the “Indenture”).

Each $1,000 principal amount of Existing Notes will be exchanged for $1,000 principal amount of Exchange Notes.

The Exchange Notes will be senior, unsecured obligations of Harmonic and will bear interest at a rate of 4.375% per year. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2020. The Exchange Notes will mature on December 1, 2022, unless earlier converted, redeemed or repurchased in accordance with the terms of the Exchange Notes.

The Exchange Notes have an initial conversion rate of 173.9978 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $5.75 per share of Harmonic’s common stock. Conversions of the Exchange Notes will be settled in cash, shares of Harmonic’s common stock or a combination thereof, at Harmonic’s election.

Holders may convert all or a portion of their notes at their option at any time prior to the close of business on the business day immediately preceding September 1, 2022, only upon the satisfaction of certain conditions and during certain time periods. On or after September 1, 2022 until the close of business on the second scheduled trading day immediately preceding December 1, 2022, holders may convert their notes at any time, without condition.

Holders may require Harmonic to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a repurchase price equal to the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, upon the occurrence of certain corporate events, Harmonic will increase the conversion rate for holders who convert in connection with such corporate events.

Harmonic anticipates that the closings of the Exchange will occur on or about June 2, 2020, subject to customary closing conditions. Following the closing of the Exchange, Harmonic anticipates that $9.0 million in aggregate principal amount of Existing Notes will remain outstanding.

Neither the notes, nor any shares of Harmonic’s common stock issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, such securities may not be offered or sold absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Investor Relations Contact:

Michael Smiley

Investor Relations

Harmonic Inc.

+1.408.490.6176